Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement, as amended, (Form S-3 No. 333-160104) and related Prospectus of PS Business Parks, Inc. of our reports dated October 7, 2010 with respect to the statements of certain revenue and certain operating expenses of the Shady Grove Executive Center and the Austin Portfolio for the year ended December 31, 2009 included in the Current Report (Form 8-K) dated October 7, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
October 7, 2010

17